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Exhibit 99.1

Independent Auditor's Report

To the Audit Committee
Standard Bancshares, Inc. and Subsidiaries
Hickory Hills, Illinois

Report on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Standard Bancshares, Inc. and Subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the three year period then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Standard Bancshares, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three year period then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matters

        We also have audited in accordance with attestation standards established by the American Institute of Certified Public Accountants, Standard Bank and Trust's, a wholly-owned subsidiary of Standard Bancshares, internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 2013, and our report dated March 16, 2016, expressed an unmodified opinion.

/s/ RSM US LLP
Schaumburg, Illinois March 16, 2016

Standard Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2015 and 2014

(in thousands, except per share data)

	2015	2014
Assets
Cash and due from banks	$36,228	$41,292
Interest bearing deposits in other banks	182,730	153,809
Federal funds sold	5,043	4,375

Total cash and cash equivalents	224,001	199,476
Investment securities
Securities held-to-maturity (fair value 2015 - $4,288; 2014 - $3,564)	4,591	3,888
Securities available for sale, at fair value	192,053	154,394
Loans held for sale	11,707	8,274
Loans—net	1,835,341	1,744,331
Bank premises and equipment—net	59,930	60,914
Bank premises held for sale	—	1,462
Other real estate owned	16,853	16,233
Federal Home Loan Bank stock—at cost	3,247	3,247
Cash surrender value of bank owned life insurance	53,941	48,470
Other assets	43,028	47,514

Total assets	$2,444,692	$2,288,203

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$692,517	$612,646
Interest bearing	1,467,623	1,380,926

Total deposits	2,160,140	1,993,572
Advances from Federal Home Loan Bank	15,000	15,000
Accrued expenses and other liabilities	21,156	13,583

Total liabilities	2,196,296	2,022,155
Commitments and Contingency (Note 14 and 16)
Shareholders' equity
Preferred stock, $.01 par value; 20,000,000 shares authorized; no shares issued at December 31, 2015 and 2014	—	—
Common stock, $.01 par value; 80,000,000 shares authorized; 38,188,671 voting and 10,434,045 non-voting shares issued at December 31, 2015 and 2014	486	486
Additional paid-in-capital	176,877	176,007
Retained earnings	71,931	89,361
Accumulated other comprehensive income	202	194
Treasury stock, at cost (2015—201,664 voting shares)	(1,100)	—

Total shareholders' equity	248,396	266,048

Total liabilities and shareholders' equity	$2,444,692	$2,288,203

The accompanying notes are an integral part of the consolidated financial statements.

Standard Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2015, 2014 and 2013

(in thousands, except per share data)

	2015	2014	2013
Interest Income
Loans, including fees	$80,186	$77,838	$75,331
Investment securities
Taxable	2,542	1,494	1,491
Exempt from federal income tax	18	5	—
Interest bearing deposits in other banks	599	556	630
Federal funds sold	3	1	2

Total interest income	83,348	79,894	77,454
Interest Expense
Deposits	4,166	3,964	5,368
Federal Home Loan Bank advances and short-term borrowings	87	46	71
Notes payable	—	—	293

Total interest expense	4,253	4,010	5,732

Net interest income	79,095	75,884	71,722
Provision for credit losses	4,600	2,967	8,751

Net interest income after provision for credit losses	74,495	72,917	62,971
Non-Interest Income
Deposit account income	4,216	4,798	4,577
Secondary mortgage income	4,407	3,096	4,824
Gains on sale of securities available for sale	—	611	—
Other	17,303	11,925	11,140

Total non-interest income	25,926	20,430	20,541
Non-Interest Expenses
Salaries	31,619	30,065	29,320
Employee benefits	6,405	6,498	6,922
Net occupancy expense	11,708	11,921	11,892
FDIC assessment	1,982	1,932	1,971
Data processing	2,775	2,729	2,746
Legal	965	1,607	1,831
Professional services	968	805	1,102
OREO expenses	827	1,652	3,109
Amortization of intangible assets	568	693	585
Other	10,687	10,495	10,063

Total non-interest expenses	68,504	68,397	69,541

Income before income taxes	31,917	24,950	13,971
Income tax expense	11,463	10,656	5,798

Net income	20,454	14,294	8,173
Preferred dividends and discount accretion on preferred shares	—	—	1,124

Net income applicable to common shareholders	$20,454	$14,294	$7,049

The accompanying notes are an integral part of the consolidated financial statements.

Standard Bancshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2015, 2014 and 2013

(in thousands)

	2015	2014	2013
Net income	$20,454	$14,294	$8,173
Other comprehensive income (loss), net of tax:
Unrealized gains/(losses) on securities available-for-sale
Unrealized holding gains/(losses) during the period	13	(897)	(7)
Less: Reclassification adjustment for gains included in net income	—	611	—

Other comprehensive (loss)	13	(1,508)	(7)
Income tax (expense) benefit related to other comprehensive income	(5)	573	3

Other comprehensive (loss) after tax	8	(935)	(4)

Comprehensive income	$20,462	$13,359	$8,169

The accompanying notes are an integral part of the consolidated financial statements.

Standard Bancshares, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity

Years Ended December 31, 2015, 2014 and 2013

(in thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2013	$62,160	$4,464	$39,208	$68,645	$1,133	$—	$175,610
Net income	—	—	—	8,173	—	—	8,173
Other comprehensive loss, net of tax	—	—	—	—	(4)	—	(4)
Change in par value from .238 to .01 per share	—	(4,277)	4,277	—	—	—	—
Accretion of discount on preferred stock	840	—	—	(840)	—	—	—
Dividends declared—preferred stock	—	—	—	(911)	—	—	(911)
Preferred Stock exchanged for 13,548,387 shares of Common Stock	(63,000)	136	62,864	—	—	—	—
Issued 16,316,408 additional shares at $4.65 per share less issuance cost of $7,274	—	163	68,435	—	—	—	68,598
Stock based compensation	—	—	441	—	—	—	441

Balance, December 31, 2013	—	486	175,225	75,067	1,129	—	251,907
Net income	—	—	—	14,294	—	—	14,294
Other comprehensive loss, net of tax	—	—	—	—	(935)	—	(935)
Stock based compensation	—	—	782	—	—	—	782

Balance, December 31, 2014	—	486	176,007	89,361	194	—	266,048
Net income	—	—	—	20,454	—	—	20,454
Other comprehensive income, net of tax	—	—	—	—	8	—	8
Purchase 201,664 shares of treasury stock	—	—	—	—	—	(1,100)	(1,100)
Cash dividends paid ($0.78 per share)	—	—	—	(37,783)	—	—	(37,783)
Cash dividend equivalent paid ($0.10 per share), net of tax	—	—	40	(101)	—	—	(61)
Stock based compensation	—	—	830	—	—	—	830

Balance, December 31, 2015	$—	$486	$176,877	$71,931	$202	$(1,100)	$248,396

The accompanying notes are an integral part of the consolidated financial statements.

Standard Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2015, 2014 and 2013

(in thousands)

	2015	2014	2013
Cash flows from operating activities
Net income	$20,454	$14,294	$8,173
Adjustments:
Depreciation and amortization	4,374	5,007	5,239
Provision for credit losses	4,600	2,967	8,751
Provision for deferred income taxes	7,848	7,162	3,425
Gain on sales of investment securities	—	(611)	—
Net (accretion) amortization of investment securities	(92)	(3)	270
Originations of loans held for sale	(150,370)	(101,863)	(162,764)
Proceeds from sales of loans held for sale	148,976	100,381	162,033
Gains from sales of originated loans held for sale	(2,815)	(1,928)	(2,608)
Loss (gain) on sale of other real estate owned	118	(426)	(170)
Gain on sale of premises and equipment	(2,961)	(491)	(1)
Write down of other real estate owned	104	1,154	2,913
Stock based compensation expense	830	782	441
Bank owned life insurance income	(1,471)	(1,437)	(1,437)
Net change in other assets	(3,976)	339	4,939
Net change in accrued expenses and other liabilities	1,158	(655)	(2,284)

Net cash provided by operating activities	26,777	24,672	26,920
Cash flows from investing activities
Available-for-sale securities
Proceeds from sale of investment securities	—	6,375	—
Proceeds from maturities of investment securities	70,868	97,802	35,918
Purchase of investment securities	(108,430)	(119,885)	—
Held-to-maturity securities	2,258
Proceeds from maturities of investment securities	(2,953)	312	214
Purchase of investment securities	—	(2,430)	—
Purchase of Federal Home Loan Bank Stock	—	(104)	—
Redemption of Federal Home Loan Bank stock	—	—	2,521
Net change in loans	(104,353)	(133,338)	(126,716)
Purchases of bank premises and equipment	(2,078)	(1,406)	(1,777)
Proceeds from sale of bank premises and equipment	10,951	1,824	2
Proceeds from sale of other real estate owned	7,901	2,004	5,135
Purchase of bank owned life insurance	(4,000)	—	—

Net cash (used in) investing activities	(129,836)	(148,846)	(84,703)
Cash flows from financing activities
Net change in deposits	166,568	74,467	135
Repayment on advances from Federal Home Loan Bank	—	—	(23,466)
Proceeds from Federal Home Loan Bank advances	—	15,000	—
Repayment of note payable	—	—	(16,100)
Issuance of common stock, net of issuance costs	—	—	68,598
Cash dividend and equivalent paid common stock	(37,884)
Dividends paid—preferred stock	—	—	(6,026)
Purchase of treasury stock	(1,100)

Net cash provided by financing activities	127,584	89,467	23,141

Net change in cash and cash equivalents	24,525	(34,707)	(34,642)
Cash and cash equivalents—beginning of year	199,476	234,183	268,825

Cash and cash equivalents—end of year	$224,001	$199,476	$234,183

Supplemental cash flow information:
Interest paid on deposits and other borrowings	$4,261	$4,031	$10,170
Income taxes paid	6,480	3,736	274
Supplemental schedule of non-cash investing and financing activities:
Transfer to foreclosed real estate	$8,743	$6,035	$3,912
Transfer to premises held for sale	—	1,462	—
Change in par value on common stock	—	—	4,277
Exchange of preferred stock to common stock	—	—	63,000

The accompanying notes are an integral part of the consolidated financial statements.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies

        The accompanying financial statements are prepared in accordance with generally accepted accounting principles and conform to general practices within the banking industry. A summary of the significant accounting policies follows.

Nature of Operations

        Standard Bancshares, Inc. (the "Company") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary Standard Bank and Trust Company (the "Bank"). The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in the Chicago Metropolitan, Northwest Indiana and surrounding areas. The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Illinois Department of Financial and Professional Regulation and the Federal Deposit Insurance Corporation. The Bank has two wholly-owned subsidiaries. One of those subsidiaries is an insurance agency and the other holds other real estate owned and land acquired for potential future development.

Principles of Consolidation

        The consolidated financial statements include the accounts of Standard Bancshares, Inc., the Bank and its wholly-owned subsidiaries, after elimination of all material intercompany transactions and balances.

Use of Estimates

        To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, valuation of other real estate owned, deferred tax assets, and fair values of financial instruments are particularly subject to change.

Investment Securities

        Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

        Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of the aggregate cost, or fair value, as determined by outstanding commitments from investors.

        Mortgage loans held for sale are generally sold with servicing rights retained. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan.

Loans

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, less origination fees—net of costs and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income over the respective term of the loan using the level-yield method without anticipating prepayments.

        Interest income on mortgage and commercial loans is generally discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in the process of collection. Consumer loans are typically reviewed for charge-off no later than 120 days past due. Past due status is based on the contractual terms of the loans. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        The Bank grants commercial and residential mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans to commercial businesses, generally secured by business assets and real estate, throughout the Chicago Metropolitan, Northwest

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

Indiana and surrounding areas. The ability of the Company's debtors to honor their contracts is dependent on the real estate and general economic conditions in this area.

Allowance for Credit Losses

        The allowance for credit losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in the light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and recoveries, and decreased by charge-off of loans. Management believes the estimated allowance for loan losses to be adequate based on known and inherent risks in the portfolio, past loan loss experience, information about specific borrower situations, estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectability of the loan balance is confirmed.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on a historical migration analysis adjusted for current qualitative environmental factors. The Company maintains a loss migration analysis that tracks loan losses and recoveries based on loan type as well as the loan risk grade assignment for commercial loans. During 2013, the Company chose to change its methodology for determining the general component of the reserves. Previously, the portfolio was segmented into four categories and used a straight line three-year loss history. The Company now uses a migration analysis system that segments the portfolio into six categories, incorporates losses by risk grade, and the impact of changes in risk grade. The system looks at a charge-off and the risk grade of that loan during the prior twelve quarters (prior to June 2015 the look-back was eight quarters) and then allocates a portion of the loss to the various risk grades. Beginning in June 2015, the system incorporates charge-offs during the last two, twelve quarter periods. Prior to June 2015, the system incorporated charge-offs during the last three, eight quarter periods. These historical loss percentages are adjusted (both upwards and downwards) for certain qualitative environmental factors, including economic trends, credit quality trends, concentration risks, quality of loan review, changes in staff, and external factors and other considerations. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        A loan is impaired when, based on current information and events, it is believed to be probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified with no benefit to the Company received and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings ("TDR's) and classified as impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrowers prior payment record, and the amount of the shortfall in relation to the principal and interest owned. The Company evaluates impaired loans individually to determine whether or not interest continues to be accrued.

        All loans with relationship balances exceeding $250,000 and an internal risk grading of 6 or worse are evaluated for impairment. Generally all loans over $250,000 and on non-accrual will be considered impaired. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing interest rate or at the fair value of collateral, less estimated costs to sell, if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment and, accordingly, they are not separately identified for impairment disclosures.

        While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Premises and Equipment

        Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

        Premises held for sale are carried at the lower of cost or fair value less costs to sell. Fair values are based on third-party appraisals of the properties.

Mortgage Servicing Rights

        When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded as income on the sale of loans. Fair value is based on

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

        Servicing rights are evaluated for impairment based upon the fair value estimate of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics of the underlying loans. Such characteristics include loan type, loan size, interest rate, date of origination, and loan term. Impairment is recognized through a valuation allowance to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. The fair value of servicing rights are subject to significant fluctuation as a result of changes in estimated and actual prepayment speeds and default rates and losses. For the years ended December 31, 2015, 2014, and 2013 mortgage servicing rights were determined not to be impaired.

        Servicing fee income, which is reported on the income statement as secondary mortgage income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against secondary mortgage income. Servicing fees totaled $1,000, $969, and $878 for the years ended December 31, 2015, 2014, and 2013, respectively. Late fees and ancillary fees related to loan servicing are not material.

Other Real Estate Owned

        Real estate properties acquired through or in lieu of loan foreclosures are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for credit losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed.

Federal Home Loan Bank (FHLB) Stock

        The Bank is a member of the FHLB Chicago. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. When declared, cash and stock dividends are recorded as income.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

Bank Owned Life Insurance

        The Company has purchased life insurance policies on certain key executives and officers. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Intangible Assets

        Intangible assets with definite useful lives consist of core deposits acquired and are amortized over their estimated useful life of fifteen years to their estimated residual values.

Derivatives

        ASC Topic 815 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The guidance requires that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company provides customers with interest rate swap transactions and offsets the transactions with interest rate swap transactions with inter-bank dealer counterparties. Derivative contracts entered into by the Company are limited to those that are treated as non-hedge derivative instruments. Changes in the fair value of these derivatives are reported in earnings, as noninterest income.

Mortgage Banking Activities

        Commitments to fund individual mortgage loans (interest rate locks) to be sold into the secondary market are taken out on both a "best efforts" and "mandatory" basis. Mandatory commitments which are not executed are subject to potential "pair off" fees which reflect the changes in the market value of these commitments should unfavorable rate changes occur. The Bank has had a sufficient "best efforts" commitment pipeline to satisfy any potential fallout of individual mandatory commitments. Any "pair off" fees incurred are not material.

Stock-Based Compensation

        Compensation cost is recognized for stock options and awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options. Compensation cost is recognized over the required service period, generally defined as the vesting period.

Treasury Stock

        Treasury stock acquired is recorded at cost and is carried as a reduction of shareholders' equity in the Consolidated Balance Sheets. The difference between the consideration received on reissuance and the carry value is charged or credited to additional paid-in capital.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

Income Taxes

        Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for credit losses, other real estate owned, non-accrual interest and State net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiaries.

        The Company recognizes a tax position as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, including resolution of related appeals or litigation processes. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Trust Assets and Fees

        Assets held in a fiduciary or agency capacity are not included in the consolidated balance sheets, since such items are not assets of the Company. Income from trust fees is recorded when received. This income does not differ materially from trust fees computed on an accrual basis.

Cash Flows

        The Company considers all cash and due from banks, cash advanced under ATM funding agreements, interest-bearing deposits in other banks, and federal funds sold to be cash equivalents for the purposes of the statements of cash flows.

Reclassification

        Certain reclassifications have been made in the prior year financial statements to conform with the current year presentation, with no effect on net income or shareholders' equity.

New Accounting Pronouncements

        In January of 2014, the Financial Accounting Standards Board (FASB) issued guidance to clarify when an in substance repossession or foreclosure occurs and an entity is considered to have received

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

physical possession of the residential real estate property such that a loan receivable should be derecognized and the real estate property recognized. Additionally, the guidance requires interim and annual disclosure of the amount of foreclosed residential real estate property held by the entity and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The guidance is effective for annual and interim periods beginning after December 15, 2014 and can be applied retrospectively or prospectively. The adoption of this guidance on January 1, 2015 did not materially impact the Company's financial condition, results of operations, or liquidity.

        In January 2016, the FASB issued ASU 2016-01, which makes limited amendments to the guidance on the classification and measurement of financial instruments. The new standard revises an entity's accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The amendments require equity investments to be measured at fair value, with changes in fair value recognized in net income. For financial liabilities that an entity has elected to measure at fair value in accordance with the fair value, the amendments require an entity to present separately in other comprehensive income the portion of the change in fair value that results from a change in instrument-specific credit risk. The guidance is effective for annual and interim periods beginning after December 15, 2017. Upon adoption, entities will be required to make a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is effective. Adoption of this standard is not expected to have a material effect on the Company's financial condition or results of operations.

        In February 2016, the FASB issued ASU 2016-02 (Subtopic 842), which requires companies that lease assets ("lessees") to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new standard will also require additional disclosures to include qualitative and quantitative information about amounts presented in the financial statements. The guidance is effective for annual and interim periods beginning after December 15, 2018. Management is evaluating the new guidance and its impact on the Company's financial condition and results of operations.

Subsequent Events

        Management reviewed subsequent events for recognition and disclosure through March 16, 2016, which is the date the financial statements were available to be issued.

Note 2—Cash and Cash Equivalents

        The Company's banking subsidiary is required by the Federal Reserve Bank to maintain certain average cash reserve balances. The required reserve balance at December 31, 2015 and 2014 was $21,286 and $17,889, respectively.

        The nature of the Company's business requires that it maintain amounts due from banks, federal funds sold and interest-bearing deposits in other banks which, at times, may exceed federally insured

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 2—Cash and Cash Equivalents (Continued)

limits. Management monitors these correspondent relationships and the Company has not experienced any losses in such accounts.

Note 3—Investment Securities

        Carrying amounts and fair values of investment securities were as follows:

	December 31, 2015				December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity:
Mortgage-backed securities—residential	$163	$10	$—	$173	$266	$18	$—	$284
States and political subdivisions	3,028	—	—	3,028	2,230	—	—	2,230
Trust preferred security	1,400	—	(313)	1,087	1,392	—	(342)	1,050

Total held-to-maturity	4,591	10	(313)	4,288	3,888	18	(342)	3,564

Available-for-sale:
U.S. government-sponsored entities and agencies	184,566	281	(302)	184,545	146,410	72	(175)	146,307
Mortgage-backed securities—residential	2,926	173	—	3,099	3,436	232	—	3,668
Equity securities	4,235	174	—	4,409	4,235	184	—	4,419

Total available-for-sale	191,727	628	(302)	192,053	154,081	488	(175)	154,394

Total investment securities	$196,318	$638	$(615)	$196,341	$157,969	$506	$(517)	$157,958

        The amortized cost and fair value of debt securities at December 31, 2015, by contractual maturity, are shown on the following page. Maturities may differ from contractual maturities in mortgage-backed securities—residential because the mortgages underlying the securities may be called or repaid without

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 3—Investment Securities (Continued)

any penalties. Equity securities have no maturity, therefore, these securities are not included in the maturity categories in the following summary.

	Securities Held-to-maturity		Securities Available-for-sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$2,428	$2,428	$—	$—
After one year through five years	600	600	184,566	184,545
After five years through ten years	—	—	—	—
Over ten years	1,400	1,087	—	—
Mortgage-backed securities—residential	163	173	2,926	3,099
Equity securities	—	—	4,235	4,409

Total	$4,591	$4,288	$191,727	$192,053

        Equity securities include $4,020 of Community Reinvestment Act (CRA) eligible mutual funds and $389 in Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) preferred stock.

        For the year ended 2014, proceeds from sales of securities available-for-sale were $6,375 resulting in gross gains of $611. There were no sales of securities in 2015 and 2013.

        Investment securities with a carrying value of $141,840 and $115,645 at December 31, 2015 and 2014, respectively, were pledged to secure public deposits, derivative exposure, and for other purposes required or permitted by law.

        Information pertaining to securities with gross unrealized losses at December 31, 2015 and 2014 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
December 31, 2015	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Held-to-maturity:
Trust preferred security	$—	$—	$1,087	$(313)	$1,087	$(313)
Available-for-sale:
U.S. government-sponsored entities and agencies	$69,654	$(302)	$—	$—	$69,654	$(302)

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 3—Investment Securities (Continued)

	Less Than 12 Months		12 Months or Greater		Total
December 31, 2014	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Held-to-maturity:
Trust preferred security	$—	$—	$1,050	$(342)	$1,050	$(342)
Available-for-sale:
U.S. government-sponsored entities and agencies	$76,908	$(175)	$—	$—	$76,908	$(175)

        Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        The Company had fifteen securities in a loss position at December 31, 2015. One security is a trust preferred security with an amortized cost of $1,400 and an unrealized loss of $313. The other fourteen securities are government-sponsored entity and agency securities with an amortized cost of $69,956 and an unrealized loss of $302.

        The unrealized loss on the trust preferred security and government-sponsored entities and agencies were related to changes in interest rates and illiquidity in the financial services industry. Management has evaluated the prospects of the issuer in relation to the severity and duration of the impairment. Based on that evaluation and management's ability and intent to hold those investments for a reasonable period of time sufficient for a forecasted recovery of fair value, management does not consider those investments to be other-than-temporarily impaired at December 31, 2015.

Note 4—Loans

        Major Classifications of loans are as follows:

	2015	2014
Construction and land development	$139,566	$110,343
Commercial	534,399	449,341
Commercial real estate non-owner occupied	397,505	427,043
Commercial real estate owner occupied	586,933	569,269
Residential real estate	129,750	118,612
Consumer	71,294	97,066

Total	1,859,447	1,771,674

Origination fees—net of costs	(1,366)	(1,023)
Allowance for credit losses	(22,740)	(26,320)

Loans, net	$1,835,341	$1,744,331

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

Loan Classifications

        Construction and land development loans are generally based upon estimates of the cost and value associated with the construction of the property. Construction loans often involve the disbursement of substantial funds with repayment primarily dependent upon the success of the completed project. Sources of repayment for these types of loans may be permanent loans from long-term lenders or sales of developed property. Generally, these loans have a higher risk profile than other real estate loans due to their repayment being sensitive to real estate values, interest rate changes, governmental regulations of real property, demand and supply of similar projects, the availability of long term financing, and changes in general economic condition.

        Commercial loans are primarily lines of credit and equipment loans that are secured by accounts receivable, inventory, fixed assets, and sometimes with real estate. These loans are repaid through the operating cash flow of the company. The increase in commercial loans was due to generally improved business activity resulting from the stabilizing economy and our focus on generating growth in this category of lending in order to better diversify our commercial portfolio. Commercial loans are underwritten after evaluating and understanding the borrower's ability to operate its business.

        Underwriting standards are designed to ensure repayment of loans and mitigate loss exposure. As part of the underwriting process, the Company examines current cash flows to determine the ability of the borrower to repay its obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrowers and secondarily on the underlying collateral provided by the borrower.

        Commercial real estate loans consisted primarily of loans to business owners and developers/investors in owner and non-owner occupied commercial properties. The Company classifies the properties into owner-occupied which represents loans where more than 50% of the rental income is from the owner of the property or a related company and non-owner occupied represents loans where less than 50% of the rental income is from the owner of the property. Non-owner occupied can include 5-unit or more apartment buildings, retail, office buildings, hotels, warehouse, and industrial properties. Repayment will come from the rental income paid by the tenants or owner. Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those standards and processes specific to real estate. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of the loans is largely dependent upon the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate market or in the general economy. The properties securing the Company's commercial real estate portfolio are diverse in terms of type and geographic location within our market area. Management monitors and evaluates real estate loans based on cash flow, collateral, location, and risk grade criteria.

        The residential real estate portfolio consists of 1-4 family, first lien loans secured by the borrower's home and are generally within our market area. Any loans outside our market area are to customers with homes or businesses in our market areas.

        The consumer loans consist of loans to individuals for consumer purposes, home equity loans, home equity lines of credit, and second mortgages. Consumer loans are centrally underwritten utilizing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

various loan policy guidelines that take into consideration the borrower's ability to repay and the collateral offered.

        At December 31, 2015 and 2014, certain officers, directors, and companies in which they have beneficial ownership were indebted to the Bank in the aggregate amount of $26,690 and $32,267 respectively. During 2015, no new loans were made to such related parties and net repayments on existing loans amounted to $5,577. During 2014, no new loans were made to such related parties and net repayments on existing loans amounted to $4,190.

Allowance for Credit Losses

        Following is a summary of the activity in the allowance for credit losses:

December 31, 2015	Construction	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance	$6,423	$2,428	$4,791	$5,965	$3,323	$3,390	$26,320
Provision for credit losses	(875)	4,330	3,463	(2,620)	(255)	557	4,600
Loans charged-off	(2,287)	(1,673)	(2,354)	(321)	(1,070)	(2,092)	(9,797)
Recoveries	846	192	11	506	31	31	1,617

Total ending allowance balance	$4,107	$5,277	$5,911	$3,530	$2,029	$1,886	$22,740

December 31, 2014	Construction	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance	$16,575	$2,072	$3,390	$12,256	$3,545	$3,057	$40,895
Provision for credit losses	(1,946)	1,981	5,370	(3,859)	193	1,228	2,967
Loans charged-off	(11,039)	(1,717)	(4,247)	(2,632)	(475)	(994)	(21,104)
Recoveries	2,833	92	278	200	60	99	3,562

Total ending allowance balance	$6,423	$2,428	$4,791	$5,965	$3,323	$3,390	$26,320

December 31, 2013	Construction	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance	$17,755	$4,168	$13,052	$18,109	$3,317	$2,805	$59,206
Provision for credit losses	6,401	(724)	(839)	2,310	742	861	8,751
Loans charged-off	(7,635)	(1,472)	(10,720)	(8,237)	(515)	(659)	(29,238)
Recoveries	54	100	1,897	74	1	50	2,176

Total ending allowance balance	$16,575	$2,072	$3,390	$12,256	$3,545	$3,057	$40,895

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following tables present the balance of the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method.

December 31, 2015	Construction	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Ending balance individually evaluated for impairment	$3,553	$3,227	$107	$1,537	$615	$536	$9,575
Ending balance collectively evaluated for impairment	554	2,050	5,804	1,993	1,414	1,350	13,165

Total ending allowance	$4,107	$5,277	$5,911	$3,530	$2,029	$1,886	$22,740

Loans:
Ending balance individually evaluated for impairment	$9,763	$6,361	$13,385	$6,322	$4,620	$2,354	$42,805
Ending balance collectively evaluated for impairment	129,803	528,038	384,120	580,611	125,130	68,940	1,816,642

Total ending loan balances	$139,566	$534,399	$397,505	$586,933	$129,750	$71,294	$1,859,447

December 31, 2014	Construction	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Ending balance individually evaluated for impairment	$5,136	$601	$1,373	$516	$1,665	$2,160	$11,451
Ending balance collectively evaluated for impairment	1,287	1,827	3,418	5,449	1,658	1,230	14,869

Total ending allowance	$6,423	$2,428	$4,791	$5,965	$3,323	$3,390	$26,320

Loans:
Ending balance individually evaluated for impairment	$20,252	$871	$15,345	$6,706	$5,795	$4,377	$53,346
Ending balance collectively evaluated for impairment	90,091	448,470	411,698	562,563	112,817	92,689	1,718,328

Total ending loan balances	$110,343	$449,341	$427,043	$569,269	$118,612	$97,066	$1,771,674

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following tables present loans individually evaluated for impairment by class of loans:

December 31, 2015	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Construction	$3,436	$1,707	$—	$2,056	$32
Commercial	103	63	—	21	6
Commercial real estate non-owner occupied	16,098	12,261	—	10,150	488
Commercial real estate owner occupied	522	522	—	731	4
Residential real estate	1,928	1,737	—	1,750	36
Consumer	1,356	1,006	—	1,039	8

Subtotal	$23,443	$17,296	$—	$15,747	$574
With an allowance recorded:
Construction	$8,056	$8,056	$3,553	$10,150	$1
Commercial	6,298	6,298	3,227	1,991	209
Commercial real estate non-owner occupied	1,773	1,124	107	2,798	44
Commercial real estate owner occupied	5,800	5,800	1,537	7,007	226
Residential real estate	2,956	2,883	615	3,558	77
Consumer	1,434	1,348	536	2,017	53

Subtotal	$26,317	$25,509	$9,575	$27,521	$610
Construction	$11,492	$9,763	$3,553	$12,206	$33
Commercial	6,401	6,361	3,227	2,012	215
Commercial real estate non-owner occupied	17,871	13,385	107	12,948	532
Commercial real estate owner occupied	6,322	6,322	1,537	7,738	230
Residential real estate	4,884	4,620	615	5,308	113
Consumer	2,790	2,354	536	3,056	61

Total	$49,760	$42,805	$9,575	$43,268	$1,184

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

December 31, 2014	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Recognized
With no related allowance recorded:
Construction	$14,349	$2,200	$—	$2,824	$460
Commercial	1,866	266	—	623	69
Commercial real estate non-owner occupied	12,128	10,392	—	11,282	361
Commercial real estate owner occupied	10,541	3,771	—	3,617	219
Residential real estate	999	999	—	1,158	51
Consumer	2,557	1,559	—	1,276	32

Subtotal	$42,440	$19,187	$—	$20,780	$1,192
With an allowance recorded:
Construction	$24,344	$18,052	$5,136	$27,023	$325
Commercial	605	605	601	1,498	11
Commercial real estate non-owner occupied	7,149	4,953	1,373	4,132	72
Commercial real estate owner occupied	3,163	2,935	516	8,607	115
Residential real estate	4,796	4,796	1,665	3,736	120
Consumer	2,818	2,818	2,160	2,997	33

Subtotal	$42,875	$34,159	$11,451	$47,993	$676
Construction	$38,693	$20,252	$5,136	$29,847	$785
Commercial	2,471	871	601	2,121	80
Commercial real estate non-owner occupied	19,277	15,345	1,373	15,414	433
Commercial real estate owner occupied	13,704	6,706	516	12,224	334
Residential real estate	5,795	5,795	1,665	4,894	171
Consumer	5,375	4,377	2,160	4,273	65

Total	$85,315	$53,346	$11,451	$68,773	$1,868

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

December 31, 2013	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Construction	$3,440	$2,790	$—	$6,783	$15
Commercial	1,761	1,761	—	1,828	76
Commercial real estate non-owner occupied	9,051	9,051	—	10,068	410
Commercial real estate owner occupied	3,664	3,413	—	1,368	84
Residential real estate	1,284	1,284	—	1,254	26
Consumer	1,477	1,127	—	1,508	30

Subtotal	$20,677	$19,426	$—	$22,809	$641
With an allowance recorded:
Construction	$41,710	$32,459	$14,662	$32,188	$671
Commercial	533	533	461	499	6
Commercial real estate non-owner occupied	6,125	6,125	1,865	11,128	45
Commercial real estate owner occupied	20,172	13,788	3,331	14,516	318
Residential real estate	2,515	2,515	1,496	2,170	101
Consumer	2,465	2,465	1,334	1,853	32

Subtotal	$73,520	$57,885	$23,149	$62,354	$1,173
Construction	$45,150	$35,249	$14,662	$38,971	$686
Commercial	2,294	2,294	461	2,327	82
Commercial real estate non-owner occupied	15,176	15,176	1,865	21,196	455
Commercial real estate owner occupied	23,836	17,201	3,331	15,884	402
Residential real estate	3,799	3,799	1,496	3,424	127
Consumer	3,942	3,592	1,334	3,361	62

Total	$94,197	$77,311	$23,149	$85,163	$1,814

        Interest income recognized includes interest accrued and collected on the outstanding balances of accruing impaired loans as well as interest cash collections on non-accruing loans and impaired loans for which the ultimate collectability of principal is not certain.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following is an analysis of the age of the recorded investment in past due and nonaccrual loans:

December 31, 2015	30 - 59 days	60 - 89 days	90 days or more past due and accruing	Non- accrual	Total Past Due	Current Loans	Total
Construction	$—	$—	$—	$9,075	$9,075	$130,491	$139,566
Commercial	1,297	44	38	6,362	7,741	526,658	534,399
Commercial real estate non-owner occupied	—	275	—	4,545	4,820	392,685	397,505
Commercial real estate owner occupied	1,044	155	167	5,514	6,880	580,053	586,933
Residential real estate	583	841	—	4,291	5,715	124,035	129,750
Consumer	682	22	490	1,632	2,826	68,468	71,294

Total	$3,606	$1,337	$695	$31,419	$37,057	$1,822,391	$1,859,447

December 31, 2014	30 - 59 days	60 - 89 days	90 days or more past due and accruing	Non- accrual	Total Past Due	Current Loans	Total
Construction	$398	$72	$—	$20,252	$20,722	$89,621	$110,343
Commercial	714	153	—	871	1,738	447,603	449,341
Commercial real estate non-owner occupied	—	290	533	7,291	8,114	418,929	427,043
Commercial real estate owner occupied	122	—	115	2,612	2,849	566,420	569,269
Residential real estate	726	944	15	6,424	8,109	110,503	118,612
Consumer	1,457	656	83	4,039	6,235	90,831	97,066

Total	$3,417	$2,115	$746	$41,489	$47,767	$1,723,907	$1,771,674

Credit Quality Indicators

        The Company categorized its non-homogenous loans into risk categories based on relevant information about the ability of borrowers to service the debt such as, among other factors: current financial information; historical payment experience; credit documentation; public information; and current economic trends. The Company analyzes loans individually by classifying the loan as to credit risk. This analysis is done annually on a loan by loan basis. The Company uses the following definitions for classified risk ratings:

  Pass: Loans classified as pass are considered to be performing loans that have adequate cash flow and/or collateral based upon the Company's underwriting process.

  Special Mention: Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

  deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

  Substandard: Loans designated as substandard are inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

  Performing Not Rated: Loans classified as performing not rated are considered to be performing loans at the time of underwriting, but historically ones in which we do not obtain updated financial information after the loans are originated. These are generally consumer loans, first mortgage home loans, and home equity loans.

        Loans not meeting the criteria above are analyzed individually as part of the above described process and are considered to be unclassified loans. Based on the most recent analysis performed, the loan risk classifications are as follows:

December 31, 2015	Pass	Special Mention	Substandard	Performing Not Rated	Total
Construction	$124,871	$4,966	$9,729	$—	$139,566
Commercial	522,829	4,938	6,632	—	534,399
Commercial real estate non-owner occupied	373,498	16,338	7,669	—	397,505
Commercial real estate owner occupied	573,466	5,441	8,026	—	586,933
Residential real estate	36,965	1,011	5,712	86,062	129,750
Consumer	8,449	143	2,402	60,300	71,294

Total	$1,640,078	$32,837	$40,170	$146,362	$1,859,447

December 31, 2014	Pass	Special Mention	Substandard	Performing Not Rated	Total
Construction	$80,127	$7,719	$21,249	$1,248	$110,343
Commercial	442,867	4,915	1,559	—	449,341
Commercial real estate non-owner occupied	399,762	18,880	8,401	—	427,043
Commercial real estate owner occupied	531,315	27,295	10,659	—	569,269
Residential real estate	29,747	119	8,250	80,496	118,612
Consumer	8,910	312	5,939	81,905	97,066

Total	$1,492,728	$59,240	$56,057	$163,649	$1,771,674

        The Bank considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Bank evaluates credit quality based on the payment and aging status of the loan. Payment status is reviewed on a quarterly basis with respect to determining adequacy of the allowance for loan losses.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

  Troubled Debt Restructurings (TDR)

        Loans classified as TDR's totaled $15,060 as of December 31, 2015, of which $13,896 were performing and $1,164 were on non-accrual. Loans classified as TDR's totaled $18,541 as of December 31, 2014, of which $15,665 were performing and $2,876 were on non-accrual.

        The Bank has allocated $1,008 and $1,797 in specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2015 and 2014. The Bank has committed to lend additional amounts of $205 and $45 as of December 31, 2015 and 2014 to customers with outstanding loans that are considered to be troubled debt restructurings. These loans involved the restructuring of terms to allow customers to mitigate the risk of foreclosure or default by meeting a lower loan payment requirement based upon their current cash flow. These may also include loans that renewed at existing contractual rates, but below market rates for comparable credit. For commercial loans, these modifications typically include a lowering of the interest rate on the loan. In some cases, the modification will include separating the note into two notes with the first note structured to be supported by current cash flows and collateral, and the second note made for the remaining unsecured debt. The second note is charged off immediately and collected only after the first note is paid in full. This modification type is commonly referred to as an A-B note structure. For consumer mortgage loans, the restructuring typically includes a lowering of the interest rate to provide payment and cash flow relief. For each restructuring, a comprehensive credit underwriting analysis of the borrower's financial condition and prospects of repayment under the revised terms is performed to assess whether the structure can be successful and that cash flows will be sufficient to support the restructured debt. An analysis is also performed to determine whether the restructured loan should be on accrual status. Generally if the loan is on accrual at the time of restructure, it will remain on accrual after the restructuring. In some cases, a nonaccrual loan may be placed on accrual at restructuring if the loan's actual payment history demonstrates it would have cash flowed under the restructured terms. After six consecutive payments under the restructured terms, a nonaccrual restructured loan is reviewed for possible upgrade to accruing status.

        As with other impaired loans, an allowance for loan loss is estimated for each TDR based on the most likely source of repayment for each loan. For impaired loans secured by real estate that are collateral dependent, the allowance is computed based on the fair value of the underlying collateral. For impaired loans where repayment is expected from cash flows from business operations, the allowance is computed based on a discounted cash flow computation.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following table presents loans by class modified as troubled debt restructurings that occurred during the years ended December 31, 2015 and 2014:

	Number of loans	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
2015
Consumer	1	$348	$348

Total	1	$348	$348

2014
Construction	1	$706	$813
Commercial real estate owner occupied	2	483	564
Residential real estate	3	1,206	1,206
Consumer	5	563	563

Total	11	$2,958	$3,146

        The troubled debt restructurings modified in 2015 and 2014 described above increased the allowance for credit losses by $55 and $784 and did not result in any post-modification charge offs during the years ended December 31, 2015 and 2014, respectively.

        The following table presents troubled debt restructurings by class and type of modification that occurred during the years ended December 31, 2015 and 2014:

	Rate Reduction	To Pay Taxes	Rate Reduction & Advance of Funds	Interest Only Period	Total
2015
Consumer	$348	$—	$—	$—	$348

Total	$348	$—	$—	$—	$348

	Rate Reduction	To Pay Taxes	Rate Reduction & Advance of Funds	Interest Only Period	Total
2014
Commercial real estate non-owner occupied	$—	$—	$706	$—	$706
Commercial real estate owner occupied	48	435	—	—	483
Commercial	—	—	—	1,206	1,206
Residential Real Estate	218	—	—	345	563

Total	$266	$435	$706	$1,551	$2,958

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended December 31, 2015 and 2014.

	Number of Loans	Recorded Investment
2015
Commercial real estate Non-owner occupied	1	$107
Consumer	1	81

	2	$188

	Number of Loans	Recorded Investment
2014
Commercial	1	$1,600

        The troubled debt restructurings that subsequently defaulted in 2015 and 2014 presented above increased the allowance for credit losses by $81 and $233, respectively, during the years ended December 31, 2015 and 2014. The troubled debt restructurings resulted in $81 and $1,600 of charge offs during the years ended December 31, 2015 and 2014, respectively.

Note 5—Mortgage Servicing Rights

        Following is a summary of the activity for mortgage servicing rights:

	2015	2014	2013
Beginning balance	$2,435	$2,726	$2,169
Costs capitalized	776	544	1,339
Accumulated amortization	(817)	(835)	(782)

Ending balance	$2,394	$2,435	$2,726

        In October 2015, the Company executed a definitive agreement to sell its single family mortgage servicing rights portfolio. The transaction is scheduled to close in the first quarter of 2016 and provides for the sale of the rights to service all of its unpaid principal balance of single family loans serviced for FNMA and the FHLB. The physical transfer of the servicing is to be completed on January 31, 2016 and is subject to a ten percent holdback for document delivery and post-sale date adjustments subject to accuracy of loan data. At December 31, 2015, the mortgage servicing rights were designated as held for sale. The Company's estimated fair value of the mortgage servicing rights at December 31, 2015 is based on the purchase price presented in the definitive agreement. The sale resulted in a gain of approximately $246, net of selling expenses and ten percent holdback of proceeds.

        In November 2014, a fair market estimate was completed by an independent third party to determine the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation or sale. Fair value was estimated based in part on the discounted future cash flows estimated to be received. Key economic assumptions used in measuring

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 5—Mortgage Servicing Rights (Continued)

the fair value of mortgage servicing rights include, but are not limited to, prepayment speeds, discount rates, delinquencies, and costs to service. The evaluation used a discount rate for each pool of loan servicing rights which is intended to represent the estimated market yield and estimated cash flow for each pool of servicing rights by utilizing an assumed prepayment speed based on the characteristics of each pool. No assurance can be given that the actual prepayments will conform to the prepayment speeds assumed. The calculated fair value was compared to market values where possible to ascertain the reasonableness of the valuation in relation to the current market expectations. Mortgage servicing rights do not trade in an active market with readily observable prices.

	2015	2014
Mortgage servicing rights outstanding	$2,394	$2,435
Estimated fair value as a percentage of loans serviced	0.74%	0.83%
Principal value of loans serviced	$411,963	$394,217
Estimated fair value of servicing rights outstanding	$3,045	$3,272

Note 6—Premises and Equipment

        Major classifications of these assets are summarized as follows:

	2015	2014
Land	$21,699	$21,699
Bank premises	58,726	58,179
Furniture and equipment	32,535	31,388

	1112,960	111,266
Accumulated depreciation	(53,030)	(50,352)

Premises and equipment—net	$59,930	$60,914

        Depreciation expense amounted to $2,987, $3,479 and $3,668 in 2015, 2014 and 2013, respectively.

        In December 2014, the Company signed a definitive agreement to enter into a sale-leaseback of land and buildings for two of its locations. The Company designated $1,462 of premises as held for sale. In February 2015, the Company completed the transaction for total proceeds of $10,745 resulting in a gain on sale of $9,283. The Company recognized $2,828 of gain in non-interest income in 2015; the remaining gain of $6,455 is being deferred and is recorded in accrued expenses and other liabilities in the balance sheet. The deferred gain will be amortized into non-interest income over the remaining ten-year lease term.

        In addition to the sale-leaseback, the Company sold land, buildings, and vehicles for total proceeds of $206, $1,824, and $2, resulting in gross gains on sales of $133, $491, and $1 in the years ending December 31, 2015, 2014, and 2013, respectively.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 7—Other Real Estate Owned

        Activity in other real estate owned is summarized as follows:

	2015	2014	2013
Beginning balance	$16,233	$12,930	$16,896
Acquired through or in lieu of foreclosure	8,743	6,035	3,912
Proceeds from sales	(7,901)	(2,004)	(5,135)
(Loss) gain on sales	(118)	426	170
Write down on other real estate owned	(104)	(1,154)	(2,913)

Ending Balance	$16,853	$16,233	$12,930

        Operating expenses associated with other real estate owned, net of write-downs on other real estate owned were $723, $503, and $214 in 2015, 2014, and 2013, respectively. At December 31, 2015, the balance of real estate owned included $542 of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. At December 31, 2015, the recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process is $4,094.

Note 8—Intangible Assets

	2015	2014
Core deposits	$8,946	$8,946
Accumulated amortization	(8,366)	(7,798)

Core deposits, net	$580	$1,148

        Amortization expense amounted to $568, $693, and $585 in 2015, 2014, and 2013, respectively. Core deposit intangibles are amortized over an estimated life of fifteen years.

Note 9—Bank Owned Life Insurance

        The Bank has acquired life insurance policies through prior bank acquisitions and by direct purchase. In 2015, the Bank purchased $4,000 of additional life insurance policies; no policies were purchased in 2014. At December 31, 2015 and 2014, the cash surrender value of these policies was $53,941 and $48,470, respectively.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 10—Deposits

        Deposits at December 31, 2015 and 2014, by major category, are as follows:

	2015	2014
Demand deposits:
Non-interest-bearing	$692,517	$612,646
Interest-bearing	581,012	492,799

Total demand deposits	1,273,529	1,105,445
Savings deposits	445,286	374,142
Time deposits	369,436	405,857
Brokered deposits	71,889	108,128

Total deposits	$2,160,140	$1,993,572

        The aggregate amount of deposits reclassified as loans (overdrafts) amounted to $2,276 and $2,548 at December 31, 2015 and 2014, respectively.

        Time deposits that met or exceeded the FDIC insurance limit of $250 at year-end 2015 and 2014 were $99,804 and $110,177, respectively.

        At December 31, 2015, scheduled maturities of certificates of deposit, including brokered deposits, are as follows:

2016	$342,882
2017	59,733
2018	14,595
2019	14,056
2020	9,877
2021 and thereafter	182

$441,325

        Deposits from related parties totaled $34,513 and $33,614 at December 31, 2015 and 2014, respectively.

Note 11—Advances from Federal Home Loan Bank

        The indebtedness to the Federal Home Loan Bank at December 31, 2015 and 2014 consisted of the following fixed rate advances:

Due Date	Interest Rate	2015	2014
June 27, 2016	0.57%	$13,000	$13,000
June 27, 2016	0.57%	2,000	2,000

Total advances		$15,000	$15,000

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 11—Advances from Federal Home Loan Bank (Continued)

        All advances and letters of credit from the Federal Home Loan Bank (FHLB) are secured by a general lien on qualifying commercial real estate, residential mortgages and home equity loans of the Bank. Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Letters of credit outstanding from the FHLB totaled $4,344 and $3,872 at year-end 2015 and 2014, respectively. At December 31, 2015 and 2014, advances and letters of credit were collateralized by $674,044 and $679,990 of commercial real estate, mortgage and home equity loans, respectively. Based on this collateral and the Company's holdings of FHLB stock, the Company was eligible to borrow up to a total of $389,176 and $269,513 at year-end 2015 and 2014, respectively.

Note 12—Other Income

        Other income consists of the following:

	2015	2014	2013
(Loss) gain on sale of other real estate owned	$(118)	$426	$170
Gain on sale-leaseback of bank facilities	2,828	—	—
Gain on sale of premises and equipment	133	491	1
Debit card/ATM fees	2,968	2,818	2,935
Trust fees/Brokerage fees	2,437	2,533	2,364
Loan fees and commissions	413	416	680
Interest rate swap fees and fair value adjustments	2,864	176	—
Cash management	3,167	2,641	2,286
Bank owned life insurance income	1,471	1,437	1,437
Miscellaneous income	1,140	987	1,267

Total other income	$17,303	$11,925	$11,140

Note 13—Employee Benefit Plans

Profit Sharing

        The Company's bank subsidiary maintains a defined contribution 401(k) Plan. Under terms of the Plan, employees meeting age and service requirements may elect to have their compensation reduced and have that amount contributed to the Plan as a salary deferral contribution. The Bank, at its discretion, may make a matching contribution to the Plan equal to a uniform percentage of the salary deferral contributions. Apart from any matching contribution, the Bank may also make a separate discretionary contribution to the Plan. The final liability for matching contributions, if any, is determined after year-end requiring the Bank to estimate its discretionary contribution expense at year end. Contribution expense recorded by the Bank amounted to approximately $1,271, $1,179 and $1,254 for 2015, 2014, and 2013, respectively.

Non-Qualified Deferred Compensation Plans

        The Company maintains a non-qualified deferred compensation plan for a select group of management and employees as determined by the Board of Directors. Annual awards, if any, are based on pre-established performance criteria which are communicated to eligible employees. Benefits under

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 13—Employee Benefit Plans (Continued)

the Plan vest after a five-year period. The liability under the Plan was $339 and $403 as of December 31, 2015 and 2014, respectively. There was no expense recorded in 2015, 2014, or 2013.

        The Company maintains a non-qualified deferred compensation plan that requires certain executives and senior officers to defer one third of bonuses over $50. The deferral amount is paid out equally over the succeeding two years subject to the Bank meeting a minimum return on average assets for each of the years. If the minimum return is not attained, the mandatory deferral for that year is forfeited. Required deferrals under the plan were $320 and $73 for the year ended December 31, 2015 and 2014, respectively.

        In 2015, the Company adopted a new non-qualified deferred compensation plan that allows certain executives and senior officers to defer payment of up to 75% of their base salary and 100% of their bonus. Contributions to the plan were $226 for the year ended December 31, 2015. A liability is established, in other liabilities, on the consolidated balance sheet, for the fair value of the obligation to the participants. The Company established an irrevocable trust, commonly referred to as a "rabbi trust," for the purpose of holding mutual fund assets to be used to satisfy its obligations with respect to the plan. Assets held in the rabbi trust are available to the general creditors of the Company in the event of insolvency or bankruptcy. Assets held in the rabbi trust are recorded at their fair market value in other assets on the consolidated balance sheet. As of December 31, 2015, the fair value of the assets held in the rabbi trust totaled $222. Any increase or decrease in the fair market value of plan assets is recorded in other non-interest income on the consolidated statement of operations. Any increase or decrease in the fair value of the deferred compensation obligation to participants is recorded as additional compensation expense or a reduction of compensation expense on the consolidated statement of operations. The decrease in fair market value of the assets and the obligation related to the deferred compensation plan was $4 for the year ended December 31, 2015.

Nonqualified Stock Option Plan

        Pursuant to the Capital Raise Investment Agreements, on February 12, 2013 the Board of Directors of the Company, adopted the Standard Bancshares, Inc. Stock Option Incentive Plan to be effective immediately after the Closing of the capital raise (please refer to Note 21). Pursuant to the Stock Option Incentive Plan, the Compensation Committee of the Board of Directors of the Company is authorized to grant Incentive Stock Option awards, Nonqualified Stock Option awards or a combination thereof to certain officers, directors, consultants or employees of the Company or any of its Subsidiaries or Affiliates aggregating up to 5,402,524 shares of the Company's common stock.

        The option price per share of stock purchasable under a stock option shall not be less than 100% of the fair market value of the common stock on the day of the grant. Stock option vesting is based on two components: 1) a time vested option that vests over four years, one fourth on each of the first four anniversaries from the option grant date and 2) a performance vested option that vests if there is an exit event resulting in the investor actually realizing an internal rate of return (IRR) greater than or equal to 12% based on their original investment of $4.65 per share on February 22, 2013. Vesting is subject to acceleration in certain circumstances. The options will expire if not exercised within 10 years of the date of grant and under certain other (employment) circumstances.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 13—Employee Benefit Plans (Continued)

        The fair value of options granted was estimated on the date of grant using the Black Scholes options-pricing model using the assumptions noted in the table and commentary below. The risk free rate of return is based on the constant maturity yield of a U.S. Treasury note with a fixed rate term of 10 years at date of grant. The volatility rate is derived from historical index values of publicly-traded commercial banks with assets between $1 and $5 billion. Index values of comparably sized companies were used as a proxy because the Company's common stock is not exchange-listed and there is not an active trading market for the common stock. The dividend yield assumption is based on the Company's expected dividend payouts.

	2015	2014	2013
Risk free rate of return	2.25%	2.75%	1.98%
Time remaining until expiration of the options	10 years	10 years	10 years
Volatility rate	13.89%	13.92%	15.87%
Dividend yield	1.45%	0.00%	0.00%

        In August 2015, the Company's Board of Directors approved an amendment to all previously issued stock options. The amendment reduced the exercise price of each option by $0.60 to reflect the effect of a $0.70 per share special dividend paid by the Company to shareholders of record on August 26, 2015. All exercise price information presented has been retroactively adjusted to reflect the amendment. Additionally, a discretionary cash dividend-equivalent payment was paid to all option holders of record August 27, 2015 equal to $0.10 for each vested option.

        A summary of the activity in the non-qualified stock option plan for 2015 follows:

Time Vested Stock Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
2015
Outstanding at beginning of year	2,613,165	$4.27	8.60
Granted	54,090	5.50	9.89
Exercised	—	—	—
Expired	—	—	—
Forfeited	(3,364)	4.05	7.15

Outstanding at end of year	2,663,891	$4.30	7.65	$3,204

Exercisable at end of year	1,015,715	$4.19	7.44	$1,328

2014
Outstanding at beginning of year	1,466,515	$4.05	9.15
Granted	1,170,195	4.55	9.16
Exercised	—	—	—
Expired	—	—	—
Forfeited	(23,545)	4.34	8.70

Outstanding at end of year	2,613,165	$4.27	8.60	$1,118

Exercisable at end of year	366,629	$4.05	8.15	$238

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 13—Employee Benefit Plans (Continued)

        The weighted average fair value of time vested options granted during 2015 and 2014 was $0.99 and $1.21 per option, respectively.

Performance Vested Stock Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
2015
Outstanding at beginning of year	2,609,801	$4.27	8.60
Granted	54,090	5.50	9.89
Exercised	—	—	—
Expired	—	—	—
Forfeited	—	—	—

Outstanding at end of year	2,663,891	$4.30	7.65	$3,204

Exercisable at end of year	—	$—	—	$—

2014
Outstanding at beginning of year	1,466,515	$4.05	9.15
Granted	1,170,195	4.55	9.16
Exercised	—	—	—
Expired	—	—	—
Forfeited	(26,909)	4.60	8.64

Outstanding at end of year	2,609,801	$4.27	8.60	$1,118

Exercisable at end of year	—	$—	—	$—

        The weighted average fair value of performance vested options granted during 2015 and 2014 was $0.31 and $0.40, respectively.

Time Vested Stock Options

        The Company recognized $830, $782 and $441 of stock-based compensation expense related to the granting of time vested stock options for the years ended December 2015, 2014, and 2013 respectively.

        As of December 31, 2015, there was $1,320 of total unrecognized compensation cost related to non-vested time vested options granted under the Plan. The unrecognized cost is expected to be recognized over a weighted-average period of 1.6 years.

Performance Vested Stock Options

        The value of the performance vested options is a function of 1) the likelihood of an Exit Event; and 2) the likelihood of that Exit Event achieving the 12% IRR threshold. These weighted average probabilities are then multiplied by the full value of a time vested option to derive the value of the performance options.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 13—Employee Benefit Plans (Continued)

        The valuation methodology for the performance vested options involved three separate analysis:

  1.
  Sale of control analysis

  2.
  Initial public offering analysis

  3.
  Remain private analysis

        There was no expense recorded in 2015, 2014 and 2013 related to the performance vested options.

        As of December 31, 2015, there was $1,075 of total unrecognized compensation cost related to non-vested performance vested options granted under the Plan. The cost is expected to be recognized when it is determined that it is probable that a qualifying Exit Event will occur.

Note 14—Commitments

Operating Leases

        The Bank leases property at various branch locations under terms that are considered to be an operating lease. The leases expire in various years through 2025. Office rent expense was $1,190, $728, and $875 for 2015, 2014, and 2013, respectively.

Other Commitments

        The Bank has a contract with a computer service company that expires in 2016. Data processing expense was $2,775, $2,729, and $2,746 for 2015, 2014, and 2013, respectively.

        Annual future minimum payments for these agreements are as follows:

Year ending December 31
2016	$3,851
2017	1,382
2018	989
2019	929
2020	836
2021 and thereafter	3,592

$11,579

Note 15—Income Taxes

        The components of the provision for income taxes are as follows:

	2015	2014	2013
Current	$3,615	$3,494	$2,373
Deferred	7,848	7,162	3,425

Total income tax expense	$11,463	$10,656	$5,798

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 15—Income Taxes (Continued)

        The effective tax rate differs from the federal statutory rate primarily due to the following:

	2015	2014	2013
Tax at statutory federal income tax rate	$11,171	$8,483	$4,750
Tax exempt interest income	(171)	(133)	(82)
State income taxes, net of federal benefit	1,406	1,516	766
BOLI income	(513)	(486)	(486)
Meals and entertainment	76	77	84
Non-deductible expenses	77	76	102
Stock settled rights expense	142	639	—
Other, net	(725)	484	664

	$11,463	$10,656	$5,798

        The net deferred tax asset included at December 31, 2015 and 2014 consists of the following:

	2015	2014
Gross deferred tax assets:
Allowance for loan losses	$10,639	$19,212
Other real estate owned	3,013	2,866
Non-accrual loan interest	3,362	4,064
State net operating loss	1,412	1,835
Accrued compensation	2,436	1,938
Depreciation	429	1,387
Gain on sale leaseback	2,561	—
FNMA & FHLMC preferred stock	1,296	1,270
Other assets	237	271

Total gross deferred tax assets	$25,385	$32,843
Gross deferred tax liabilities:
Purchase accounting adjustments	$953	$1,069
Mortgage servicing rights	950	946
Interest rate swap fees	1,110	—
Unrealized gain/loss on AFS securities	124	119
Other liabilities	698	1,306

Total gross deferred tax liabilities	$3,835	$3,440

Net deferred tax asset	$21,550	$29,403

        At December 31, 2015, the Company has $27,319 of Illinois net operating loss carryforwards expiring in 2025, and $844 Indiana net operating loss expiring in 2025 and 2026, which will be available to reduce future taxable income.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 15—Income Taxes (Continued)

        The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months. The Company recognized no interest and/or penalties related to tax matters in tax expense.

        The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Illinois and Indiana. The Company is no longer subject to examination by taxing authorities for years before 2012.

Note 16—Contingent Liabilities and Commitments

        The Company does not reflect in its financial statements various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, commercial letters of credit and standby letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31 is as follows:

	2015	2014
Commitments to extend credit under:
Unused commercial and other lines of credit	$302,873	$262,907
Unused equity lines of credit	43,703	46,125
Standby letters of credit	38,641	42,041

        Commitments to extend credit, commercial letters of credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated balance sheet. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not incurred any significant losses on its commitments in either 2015, 2014, or 2013.

        The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's consolidated financial position.

Note 17—Derivatives

        Derivative contracts entered into by the Company are limited to those that are treated as non-hedge derivative instruments. The Company provides commercial customers with interest rate swap transactions and offsets the transactions with interest rate swap transactions with inter-bank dealer counterparties as a means of offering risk management solutions to customers. As of December 31, 2015 and 2014, there were $119,200 and $6,006 outstanding in notional values of swaps where the Company pays a variable rate of interest and the customer pays a fixed rate of interest, respectively. This position is offset with counterparty contracts where the Company pays a fixed rate of interest and receives a floating rate of interest. As of December 31, 2015 and 2014 the estimated fair value of interest rate swaps was recorded as an asset of $2,916 and $207 and as a liability of $2,982 and $214, respectively. Swaps with customers and inter-bank dealer counterparties are carried at fair value with

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 17—Derivatives (Continued)

adjustments of $59 and $7 recorded in non-interest income for the years ended December 31, 2015 and 2014, respectively. Swap fees related to customer derivative instruments of $2,805 and $169 were recorded in non-interest income for the years ended December 31, 2015 and 2014, respectively. There were no interest rate swap derivatives as of December 31, 2013.

Note 18—Financial Instruments Fair Value Disclosure

        The fair value measurement accounting literature establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

  1.
  Level 1—Unadjusted quoted market prices in active markets that are accessible at the measurement date for identical, unrestricted assets.

  2.
  Level 2—Significant other observable inputs other than Level 1 prices such as quoted market prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  3.
  Level 3—Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 18—Financial Instruments Fair Value Disclosure (Continued)

        Fair values of assets measured on a recurring basis at December 31, 2015 and 2014 are as follows:

		Fair Value Measurements Using:
	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015
Financial Assets:
Securities available-for-sale:
US government sponsored entities and agencies	$184,545	$—	$184,545	$—
Mortgage-backed securities—residential	3,099	—	3,099	—
Equity securities	4,409	389	4,020	—

Total securities available-for-sale	$192,053	$389	$191,664	$—

Derivatives	$2,916	$—	$2,916	$—

Financial Liabilities:
Derivatives	$2,982	$—	$2,982	$—

December 31, 2014
Financial Assets:
Securities available-for-sale:
US government sponsored entities and agencies	$146,307	$—	$146,307	$—
Mortgage-backed securities—residential	3,668	—	3,668	—
Equity securities	4,419	392	4,027	—

Total securities available-for-sale	$154,394	$392	$154,002	$—

Derivatives	$207	$—	$207	$—

Financial Liabilities:
Derivatives	$214	$—	$214	$—

        As of December 31, 2015 and 2014, there were no transfers between levels.

Securities Available For Sale

        The fair values of marketable equity securities available-for-sale are generally determined by quoted market prices, in active markets, for each specific security (Level 1 measurement inputs). If Level 1 measurement inputs are not available for a marketable equity security, the fair value is determined by the quoted market price of a similar security traded in an active market (Level 2 measurement inputs).

        The fair values of debt securities available-for-sale are generally determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities, but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 measurement inputs).

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 18—Financial Instruments Fair Value Disclosure (Continued)

Derivatives

        The fair value of derivatives are based on valuation models using observable market data as of the measurement date (Level 2). The Company's derivatives are traded in an over-the-counter market where quoted market prices are not always available. Therefore, the fair values of derivatives are determined using quantitative models that utilized multiple market inputs. The inputs will vary based on type of derivative, but could include interest rates, prices and indices to generate continuous yield or pricing curves, prepayment rates, and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions, and third-party pricing services.

        Fair values of assets measured on a nonrecurring basis are as follows:

		Fair Value Measurements Using:
	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015
Other real estate owned, net	$16,853	$—	$—	$16,853
Impaired loans	33,230	—	—	33,230
Loans held for sale	11,876	—	11,876	—
Mortgage servicing rights	2,394	—	—	2,394
December 31, 2014
Other real estate owned, net	$16,233	$—	$—	$16,233
Impaired loans	41,895	—	—	41,895
Loans held for sale	8,274	—	8,274	—
Mortgage servicing rights	2,435	—	—	2,435

        Other real estate owned is initially recorded at fair value less costs to sell when acquired and are subsequently measured at the lower of cost or fair value less estimated costs to sell. Fair values are based on third party appraisals of the property or internal valuations on smaller properties using comparable market data and various external resources, resulting in a level 3 classification. When the carrying value exceeds the fair value, less costs to sell, an impairment loss is recognized.

        The fair value of impaired loans secured by real estate with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals or internal valuations on smaller properties using comparable market data and various external resources. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach, resulting in a level 3 classification.

        Loans held for sale are carried at the lower of cost or fair value, which is evaluated on a pool-level basis. The fair value of loans held for sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan or other observable market data, such as outstanding commitments from third party investors, resulting in a level 2 classification.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 18—Financial Instruments Fair Value Disclosure (Continued)

        The Company records its mortgage servicing rights at the lower of cost or fair value and includes them in other assets in the Consolidated Balance Sheets. Mortgage servicing rights do not trade in an active market with readily observable prices. The Company's estimated fair value of the mortgage servicing rights at December 31, 2015 is based on the purchase price presented a definitive agreement to sell its single family mortgage servicing rights portfolio. In 2014, fair value was based on market process for comparable mortgage servicing contracts, when available or alternatively, was based on a valuation model that calculates the present value of estimated future net servicing income. Key economic assumptions used in measuring fair value of mortgage servicing rights included prepayment speeds, maturities, and discount rates. While market based data is used to determine the assumptions,

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 18—Financial Instruments Fair Value Disclosure (Continued)

the Company incorporates its own estimates of the assumptions market participants would use in determining the fair value of mortgage servicing rights, which results in a level 3 classification.

	Carrying Value	Fair Value
December 31, 2015
Assets
Cash and cash equivalents	$224,001	$224,001
Securities held-to-maturity	4,591	4,288
Securities available-for-sale	192,053	192,053
Loans—net	1,835,341	1,870,610
Loans held for sale	11,707	11,876
Federal Home Loan Bank stock, at cost	3,247	3,247
Accrued interest receivable	5,687	5,687
Mortgage Servicing Rights	2,394	3,045
Derivatives	2,916	2,916
Liabilities
Deposits	2,160,140	$2,162,065
Advances from Federal Home Loan Bank	15,000	14,991
Accrued interest payable	257	257
Derivatives	2,982	2,982
December 31, 2014
Assets
Cash and cash equivalents	$199,476	$199,476
Securities held-to-maturity	3,888	3,564
Securities available-for-sale	154,394	154,394
Loans—net	1,744,331	1,798,279
Loans held for sale	8,274	8,274
Federal Home Loan Bank stock, at cost	3,247	3,247
Accrued interest receivable	5,919	5,919
Mortgage Servicing Rights	2,435	3,272
Derivatives	207	207
Liabilities
Deposits	$1,993,572	$1,992,796
Advances from Federal Home Loan Bank	15,000	14,984
Accrued interest payable	265	265
Derivatives	214	214

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 18—Financial Instruments Fair Value Disclosure (Continued)

        In estimating the fair value of certain assets and liabilities not previously presented, the following assumptions were made:

Cash and Cash Equivalents

        The carrying amounts of cash and equivalents reported in the balance sheet approximate fair value.

Securities

        Estimated fair values of securities are based on one of three models: 1) quoted market prices when available, 2) quoted market prices for similar instruments if quoted market prices are not available, 3) unobservable data that represents the Bank's assumptions about items that market participants would consider in determining the fair value where no market data is available.

Loans

        Fair values of loans, excluding loans held for sale, are estimated as follows: For variable rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality to calculate the present value of future contractual principal and interest cash flows and discounting them back to the present using a discount rate. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

        The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors.

Federal Home Loan Bank (FHLB) Stock

        The carrying amounts reported in the balance sheet approximate fair value as the stock is non-marketable.

Accrued Interest Receivable / Payable

        The carrying amounts reported in the balance sheet approximate fair value.

Deposits

        The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 18—Financial Instruments Fair Value Disclosure (Continued)

Advances from Federal Home Loan Bank

        The fair value of advances from Federal Home Loan Bank is estimated using discounted cash flow analyses based on the current borrowing rate of similar types of advances.

Off-balance sheet instruments

        Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair value of commitments is not material.

Note 19—TARP Capital Purchase Program

        On April 24, 2009, the Company entered into a Letter Agreement with the United States Department of Treasury (the "Treasury"), pursuant to which the Company sold to the Treasury, 6,000 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, for $60 million and a warrant to acquire $3 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, for a nominal exercise price. Immediately upon consummation of the closing, the Treasury exercised the warrant and acquired the Series B Preferred Stock. The Preferred Stock, Series A qualified as Tier 1 capital and paid cumulative dividends quarterly at a rate of 5% per annum. The Preferred Stock, Series B qualified as Tier 1 capital and paid cumulative dividends quarterly at a rate of 9% per annum. The difference between the initial carrying value that was allocated to the Series B Preferred Stock and its redemption value of $3 million will be charged to retained earnings (with a corresponding increase in the carrying value of the Series B Preferred Stock) over the first five years of the contract as an adjustment to the dividend yield using the level yield method. During 2011, the Company elected to suspend dividend payments. For the year ended December 31, 2012, total dividends of $3,462 had been declared but not paid. On February 22, 2013, 13,548,387 of common shares were issued to the U.S. Treasury in exchange for the $60 million and $3 million of Fixed Rate Cumulative Preferred Stock, Series A and Series B respectively. The Treasury subsequently sold those shares to institutional investors at $4.65 per share. In addition, the Company paid $6 million of dividends to the Treasury, which included 100% of past due dividends and dividends due through February 22, 2013.

Note 20—Regulatory Matters

        The Company's primary source of cash is dividends received from its subsidiary bank. The subsidiary bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Beginning in 2016, failure to maintain the required capital conservation buffer will limit the ability of the Bank to pay dividends, repurchase shares or pay discretionary bonuses. In addition, the dividends declared cannot be in excess of the amount which would cause the subsidiary bank to fall below the minimum required for capital adequacy purposes.

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 20—Regulatory Matters (Continued)

The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. These new requirements create a new required ratio for common equity Tier 1 ("CET1") capital, increase the leverage and Tier 1 capital ratio thresholds, change the risk weight of certain assets for purposes of the risk-based capital ratios, create an additional capital conservation buffer over the required capital ratios and change what qualifies as capital for purposes of meeting these various capital requirements.

        The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Capital amounts and ratios for December 31, 2014 are calculated using Basel I rules. Under the Basel III capital requirements, in order to be considered well-capitalized, the Bank must have a CET1 ratio of 6.5% (new), a Tier 1 ratio of 8% (increased from 6.0%), a total risk-based capital ratio of 10.0% (unchanged) and a leverage ratio of 5.0% (unchanged). When fully phased in on January 1, 2019, the Basel III Capital Rules will require the Bank to maintain the following:

  •
  A minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" (resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7% upon full implementation).

  •
  A minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation).

  •
  A minimum ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (resulting in a minimum total capital ratio of 10.5% upon full implementation).

  •
  A minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to average assets.

        Management believes as of December 31, 2015, the Company and Bank meet all capital adequacy requirements to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2015 and 2014, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 20—Regulatory Matters (Continued)

        The Company's and Bank's actual and required capital amounts and ratios are as follows:

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015
Total Capital (to risk-based assets)
Company	$269,694	12.5%	$172,002	≥8.0%	N/A	N/A
Bank	270,878	12.6%	172,000	≥8.0%	$215,000	≥10.0%
Tier I (Core) Capital (to risk-based assets)
Company	246,876	11.5%	129,002	≥6.0%	N/A	N/A
Bank	248,060	11.5%	129,000	≥6.0%	172,000	≥ 8.0%
Common Tier 1 (CET 1)
Company	246,876	11.5%	96,751	≥4.5%	N/A	N/A
Bank	248,060	11.5%	96,750	≥4.5%	139,750	≥ 6.5%
Tier I Capital (to average assets)
Company	246,876	10.1%	98,034	≥4.0%	N/A	N/A
Bank	248,060	10.1%	98,034	≥4.0%	122,543	≥ 5.0%
As of December 31, 2014
Total Capital (to risk-based assets)
Company	$271,785	14.3%	$152,226	≥8.0%	N/A	N/A
Bank	269,993	14.2%	152,229	≥8.0%	$190,286	≥10.0%
Tier I Capital (to risk-based assets)
Company	247,887	13.0%	76,113	≥4.0%	N/A	N/A
Bank	246,093	12.9%	76,114	≥4.0%	114,171	≥ 6.0%
Tier I Capital (to average assets)
Company	247,887	10.8%	92,126	≥4.0%	N/A	N/A
Bank	246,093	10.7%	92,109	≥4.0%	115,136	≥ 5.0%

Note 21—Capital Management

        The overall objectives of the Company's capital management are to have the availability of sufficient capital to support loan, deposit and other asset and liability growth and to maintain capital to absorb unforeseen losses or write-downs that are inherent in the business risk associated within the banking industry. The Company seeks to balance the need for higher capital levels to address growth and unforeseen risks and the goal to achieve an adequate return on capital invested.

Capital Raise

        On February 22, 2013, Standard Bancshares, Inc. completed its recapitalization by issuing 29,864,795 shares of common stock at $4.65 per share for gross proceeds of $138.9 million. 13,548,387 of the common shares were issued to the U.S. Treasury ("the Treasury") in exchange for the $63 million of Fixed Rate Cumulative Preferred Shares, Series A and B. The Treasury subsequently

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 21—Capital Management (Continued)

sold those shares to Institutional Investors at $4.65 per share. An additional 16,316,408 of common shares were issued to Institutional Investors and private investors. Of the aggregate 29,864,795 common shares issued, 19,430,750 were voting shares and 10,434,045 were non-voting shares.

        In conjunction with the recapitalization, the Articles of Incorporation of the Company were amended to authorize 20,000,000 shares of preferred stock at $0.01 par value. No preferred stock has been issued as of December 31, 2015.

Stock Settled Rights (SSRs)

        On February 22, 2013, in connection with the recapitalization of the Company, the Board of Directors distributed as a dividend in kind 7,293,407 Stock Settled Rights ("SSRs") to the holders of the Common Stock as of the Record Date (November 5, 2012). The number of SSRs issued is equal to the product of (i) 0.3888 and (ii) 18,757,921, the number Common Shares outstanding as of the Record Date. The estimated fair value of the SSRs completed by an independent third party as of September 30, 2015 and September 30, 2014 was determined to be approximately $0.31 per SSR or $2,285 and approximately $0.26 per SSR or $1,880 respectively. As of December 31, 2015 and 2014 expenses recorded related to the SSRs was $405 and $1,880 respectively.

        The SSRs are structured as common stock dividends to be paid to certain common shareholders of the Company under specific conditions. The amount of common stock to be distributed is determined by a formula that considers among other things, the value of the outstanding common stock at the Settlement Date. Settlement Date is defined as the earlier of (i) the date a "liquidity event" (an IPO/recapitalization or a sale of control) occurs during the term of the SSRs and (ii) the SSR Expiration Date (February 22, 2018). The SSRs will be exercised based on the value of the common shares at that time, subject to the Settlement Rate formula.

        The Accretion Rate is a component of the Settlement Rate. It is either an annual rate of 8.0% or 12.0% with the value determined by the cumulative economic losses that occur in the loan portfolio from June 30, 2011 to the time the SSRs are settled.

        On the Settlement Date, the Company shall determine the number of shares of Common Stock issuable upon the settlement of an SSR. The Settlement Rate shall be calculated based on a formula that considers among other factors, the value per share of the common stock on a fully diluted basis reduced by the accretion rate with that number divided by the value per share of common stock on a fully diluted basis.

        If the Settlement Rate is greater than zero, the Company shall issue and deliver to each of the SSR Holders a number of shares of Common Stock equal to the product of (i) the Settlement Rate, multiplied by (ii) the number of SSRs held by such Holder, as reflected in the SSR register as of the close of business on the last Business Day prior to such Settlement Date.

        In connection with the occurrence of a Liquidity Event on or prior to the Expiration Date, the Board of Directors may, at its option and in its sole discretion, order the redemption and the Company may redeem the SSR's, in whole or in part, at the redemption price per SSR based on a formula that considers the price per share of Common Stock at which the Company is valued on a fully diluted basis in connection with such Liquidity Event, as determined in good faith by the Independent Committee, plus all cash dividends paid on the common stock from the date of issuance of the SSRs less $4.65 accreting on a daily basis at the Accretion Rate.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 21—Capital Management (Continued)

        The Company hired an independent third party firm to value the SSR's. The following variables were taken into consideration when deriving a value for the SSRs:

  1)
  The probability of a liquidity event (sale of control or IPO) during the term of the SSRs.

  2)
  The Accretion Rate assigned to the Settlement Rate of the SSRs.

  3)
  The estimated value of the Company's common stock at the earlier of a) a liquidity event or b) the SSR Expiration Date (February 22, 2018).

  4)
  The type of liquidity event that might occur

  5)
  Future value parameters including a) tangible common book value, b) earnings and c) market conditions.

        The valuation of the common shares at the Settlement Date will depend on the Company's financial condition and the market pricing of financial institution stock, both on a stand-alone basis and on a sale of control basis, at that time.

Note 22—Condensed Financial Statements

        The Company was incorporated in Illinois on February 23, 1982. The Company accounts for its investment in subsidiaries under the equity method. Under this method, the investment is recorded at cost, adjusted for the subsidiaries' undistributed net income (loss). Presented below are the condensed financial statements of Standard Bancshares, Inc. (Parent Company Only):

CONDENSED BALANCE SHEETS
DECEMBER 31, 2015 AND 2014

	2015	2014
Assets
Cash	$1,821	$4,163
Investment in subsidiaries	249,754	264,242
Other assets	—	328

Total assets	$251,575	$268,733

Liabilities and shareholder's equity
Other liabilities	$3,179	$2,685
Total shareholders' equity	248,396	266,048

Total liabilities & shareholders' equity	$251,575	$268,733

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 22—Condensed Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013

	2015	2014	2013
Income
Dividend from the Bank	$36,000	$—	$—
Other income	9	—	—

	36,009	—	—
Expenses	1,697	2,909	1,747

Income (Loss) before income taxes and equity in undistributed earnings of subsidiaries	34,312	(2,909)	(1,747)
Income tax benefit	610	88	291

Income (Loss) before equity in undistributed earnings of subsidiaries	34,922	(2,821)	(1,456)
Equity in undistributed (loss) earnings of subsidiaries	(14,468)	17,115	9,629

Net income	20,454	14,294	8,173
Preferred dividends and discount accretion on preferred shares	—	—	1,124

Net income applicable to common shareholders	$20,454	$14,294	$7,049

CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013

	2015	2014	2013
Cash flows from operating activities
Net income	$20,454	$14,294	$8,173
Adjustments:
Equity in undistributed net (income) loss of subsidiaries	14,468	(17,115)	(9,629)
Amortization	15	28	29
Stock based compensation expense	830	782	441
Decrease in other assets	323	1,616	1,872
Increase (decrease) in other liabilities	552	2,363	(4,273)

Net cash provided by (used in) operating activities	36,642	1,968	(3,387)
Cash flows from financing activities
Issuance of common stock, net of issuance costs	—	—	68,598
Capital contribution to Standard Bank	—	—	(41,500)
Repayment of note payable	—	—	(16,100)
Cash dividends and dividend equivalent	(37,884)	—	(6,026)
Purchase of treasury stock	(1,100)	—	—

Net cash (used in) provided by financing activities	(38,984)	—	4,972

Net change in cash	(2,342)	1,968	1,585
Cash—beginning of year	4,163	2,195	610

Cash—end of year	$1,821	$4,163	$2,195

Supplemental schedule of non-cash financing activities:
Change in par value on common stock	$—	$—	$4,277
Exchange of preferred stock to common stock	$—	$—	$63,000

QuickLinks

  Exhibit 99.1
CONDENSED BALANCE SHEETS DECEMBER 31, 2015 AND 2014
CONDENSED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013
CONDENSED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013